Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES AGREEMENT IN PRINCIPLE WITH THE

FEDERAL TRADE COMMISSION’S

BUREAU OF COMPETITION STAFF

LAS VEGAS, June 17, 2013 – Pinnacle Entertainment, Inc. (NYSE:PNK) announced today that it has reached an agreement in principle with the Bureau of Competition Staff of the Federal Trade Commission (“Commission”) that, subject to negotiation of a consent order, Commission approval and gaming regulatory approvals, would permit the consummation of its proposed acquisition of Ameristar Casinos, Inc.

On May 28, 2013, the Commission issued an administrative complaint regarding the proposed acquisition. Since that time, the parties have made significant progress toward resolving the matter without the need for administrative litigation. Consequently, on June 13, 2013, Federal Trade Commission Chief Administrative Law Judge D. Michael Chappell granted Pinnacle’s and Ameristar’s unopposed motion to extend the deadline to respond to the administrative complaint by 30 days. Pinnacle intends to sell Ameristar’s casino hotel development project in Lake Charles, Louisiana, and Pinnacle’s Lumière Place Casino, HoteLumière and the Four Seasons Hotel in St. Louis, Missouri, subject to gaming regulatory approvals. In the trailing twelve month period ending March 31, 2013, the net revenues and Adjusted EBITDA for Pinnacle’s St. Louis segment were $389.4 million and $98 million, respectively, and Lumière Place Casino and Hotels contributed 49% and 35%, respectively, to those segment results. Ameristar has previously disclosed that through March 31, 2013, it invested total capital of $144.5 million in the Lake Charles project, including purchase price, capital expenditures and escrow deposits. Ameristar has also previously disclosed that in the 2013 second quarter, it expects capital spending of $84.0 million related to Lake Charles design and construction costs.

Pinnacle also intends to negotiate a consent order with the Bureau of Competition Staff, which would permit Pinnacle to complete its acquisition of Ameristar subject to any divestitures and other terms and conditions specified in the consent order. A consent order must be approved by a vote of the Commission, which may accept or reject all terms and conditions.

“We are pleased with the progress we have made in addressing the Federal Trade Commission’s administrative complaint and look forward to completing our proposed acquisition of Ameristar as soon as possible in the third quarter,” said Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment.

There can be no assurance that the agreement in principle will result in a consent order, that the terms of such agreement will not change prior to the consideration of a consent order by the Commission, or that the Commission will approve a consent order. A consent order may be subject to other conditions and operating constraints. There can also be no assurance that remaining gaming regulatory approvals will be received or that the properties to be disposed of will be sold at all or on favorable terms.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati,

Ohio into a gaming entertainment facility, owns a minority interest in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip, and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On December 20, 2012, Pinnacle agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

Important Information Regarding Forward-Looking Statements

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the completion of the transaction. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate a potential transaction between Pinnacle and Ameristar may be delayed based on circumstances beyond Pinnacle’s control, including the ability of Pinnacle to reach a resolution with the Federal Trade Commission (“Commission”); (b) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission; (c) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (d) the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (e) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement; (f) Pinnacle’s ability to obtain financing on the terms expected, or at all; and (g) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of the Form 10-K for the year ended December 31, 2012. Forward-looking statements reflect Pinnacle’s analysis as of the date of this press release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

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